Exhibit 99.1

Primoris Services Corporation Reports Third Quarter 2026 Results

Dallas, TX – November 3, 2026 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its third quarter ended September 30, 2026 and provided comments on the Company’s operational performance and outlook for the remainder of 2026.

For the third quarter of 2026, Primoris reported the following highlights (1):

●	Revenue of $2.0 billion, down $0.2 billion, or 10.4%, compared to the third quarter of 2025;
●	Net income of $51.3 million, or $0.95 per diluted share, a decrease of $43.3 million, or $0.78 per diluted share, from the third quarter of 2025;
●	Adjusted net income of $64.9 million, or $1.20 per diluted share, a decrease of $38.2 million, or $0.68 per diluted share, from the third quarter of 2025;
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $134.4 million, down $34.3 million, or 20.3%, from the third quarter of 2025;
●	Record total backlog of $14.1 billion, including $8.5 billion of total master service agreement (“MSA”) backlog;
●	Updating net income and Adjusted EBITDA guidance ranges to $65.2 million to $73.2 million and $290.0 million to $310.0 million, respectively, for the full year 2026; and
●	Updating diluted earnings per share (“EPS”) and Adjusted EPS guidance ranges to $1.20 to $1.35 and $2.10 to $2.25 per diluted share, respectively, for the full year 2026;
●	Announced share purchase authorization of up to $250 million of common shares.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our third quarter results reflect meaningful progress in completing the renewable energy projects that have weighed on our margins this year, while highlighting the continued strength and resilience of the broader Primoris platform,” said Koti Vadlamudi, President and Chief Executive Officer of Primoris. “As the last of our six previously discussed challenged projects moves closer to completion, we are increasingly confident that these impacts are soon to be behind us and that Primoris is well positioned to capitalize on the significant opportunities ahead.”

“We remain confident in the long-term fundamentals of the renewables market and Primoris’ position as a leading provider of utility-scale solar and battery storage solutions. Demand for reliable and affordable energy infrastructure remains robust, and we continue to see attractive opportunities across our end markets.”

“As we approach the end of a challenging year, we believe the foundation is in place for a return to growth in 2027. Supported by a record backlog, improved project execution, and sustained demand for power generation and utility infrastructure services, we are well positioned to return to profitable growth, expand margins, and create sustainable value for our customers, employees and shareholders,” he added.

Third Quarter 2026 Results Overview

Revenue was $2.0 billion for the three months ended September 30, 2026, a decrease of $0.2 billion, or 10.4%, compared to the same period in 2025. The decrease was primarily due to lower renewables revenue in the Energy segment, partially offset by growth in our Utilities segment. Operating income was $94.9 million for the three months ended September 30, 2026, a decrease of $42.1 million, or 30.7%, compared to the same period in 2025. The decrease was primarily due to lower revenue and margin in the Energy segment, partially offset by an increase in margin in the

Utilities segment. Gross profit as a percentage of revenue decreased to 10.5% for the three months ended September 30, 2026, compared to 10.8% for the same period in 2025. The decrease was primarily a result of lower margins in the Energy segment.

During the third quarter of 2026, net income was $51.3 million compared to net income of $94.6 million in the prior year. Diluted EPS was $0.95 for the third quarter of 2026 compared to $1.73 for the same period in 2025. The decrease in net income and EPS can be largely attributed to lower operating income, from lower revenue and gross profit, and higher interest expense. Adjusted net income was $64.9 million for the third quarter of 2026, compared to $103.1 million for the same period in 2025. Adjusted diluted EPS was $1.20 for the third quarter of 2026, compared to $1.88 for the third quarter of 2025. Adjusted EBITDA was $134.4 million for the third quarter of 2026, compared to $168.7 million for the same period in 2025.

Operating performance by segment for the three and nine months ended September 30, 2026, and 2025 was as follows:

Segment Results

(in millions, except %)

(unaudited)

	For the three months ended September 30, 2026
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$770.9	—	$1,223.8	—	$(42.3)	(1)	$1,952.4	—
Cost of revenue	670.7	87.0%	1,119.3	91.5%	(42.3)	(1)	1,747.7	89.5%
Gross profit	100.2	13.0%	104.5	8.5%	—		204.7	10.5%
Selling, general, and administrative expenses	30.1	3.9%	53.5	4.4%	25.4		109.0	5.6%
Transaction and related costs	—		—		0.8		0.8
Operating income	$70.1	9.1%	$51.0	4.2%	$(26.2)		$94.9	4.9%
(1)	Represents intersegment revenue and cost of revenue of $24.0 million in the Utilities segment and $18.3 million in the Energy segment eliminated in our Condensed Consolidated Statements of Operations.

	For the three months ended September 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$737.5	—	$1,485.7	—	$(44.8)	(1)	$2,178.4	—
Cost of revenue	651.5	88.3%	1,336.0	89.9%	(44.8)	(1)	1,942.7	89.2%
Gross profit	86.0	11.7%	149.7	10.1%	—		235.7	10.8%
Selling, general, and administrative expenses	30.9	4.2%	41.1	2.8%	25.7		97.7	4.5%
Transaction and related costs	—		—		1.0		1.0
Operating income	$55.1	7.5%	$108.6	7.3%	$(26.7)		$137.0	6.3%
(1)	Represents intersegment revenue and cost of revenue of $44.6 million in the Utilities segment and $0.2 million in the Energy segment eliminated in our Condensed Consolidated Statements of Operations.

	For the nine months ended September 30, 2026
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$2,116.4	—	$3,179.1	—	$(95.0)	(1)	$5,200.5	—
Cost of revenue	1,869.1	88.3%	3,004.6	94.5%	(95.0)	(1)	4,778.7	91.9%
Gross profit	247.3	11.7%	174.5	5.5%	—		421.8	8.1%
Selling, general, and administrative expenses	92.3	4.4%	150.1	4.7%	78.7		321.1	6.2%
Transaction and related costs	—		—		8.2		8.2
Operating income	$155.0	7.3%	$24.4	0.8%	$(86.9)		$92.5	1.8%
(1)	Represents intersegment revenue and cost of revenue of $76.6 million in the Utilities segment and $18.4 million in the Energy segment eliminated in our Condensed Consolidated Statements of Operations.

	For the nine months ended September 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$1,993.9	—	$3,830.9	—	$(107.5)	(1)	$5,717.3	—
Cost of revenue	1,758.7	88.2%	3,428.0	89.5%	(107.5)	(1)	5,079.2	88.8%
Gross profit	235.2	11.8%	402.9	10.5%	—		638.1	11.2%
Selling, general, and administrative expenses	96.4	4.8%	122.9	3.2%	82.4		301.7	5.3%
Transaction and related costs	—		—		2.4		2.4
Operating income	$138.8	7.0%	$280.0	7.3%	$(84.8)		$334.0	5.8%
(1)	Represents intersegment revenue and cost of revenue of $107.3 million in the Utilities segment and $0.2 million in the Energy segment eliminated in our Condensed Consolidated Statements of Operations.

Utilities Segment (“Utilities”): Revenue increased by $33.4 million, or 4.5%, for the three months ended September 30, 2026, compared to the same period in 2025, primarily due to increased activity in our gas operations and power delivery businesses, partially offset by decreased activity in our communications business. Operating income for the three months ended September 30, 2026, increased by $15.0 million, or 27.2% compared to the same period in 2025 due to improved performance in our power delivery operations in 2026. Gross profit as a percentage of revenue was 13.0% for the three months ended September 30, 2026, up from 11.7% for the same period in 2025.

Energy Segment (“Energy”): Revenue decreased by $261.9 million, or 17.6%, for the three months ended September 30, 2026, compared to the same period in 2025. The decrease was primarily attributable to decreased renewable energy activity, due to slower than anticipated start of new projects and release of new work. The decrease was partially offset by the incremental impact from the May 1, 2026, acquisition of PayneCrest Electric, Inc. (“PayneCrest”), and an increase in power generation projects compared to 2025. Operating income for the three months ended September 30, 2026, decreased by $57.6 million, or 53.0%, compared to the same period in 2025, primarily due to lower revenue and gross margins.

Gross profit as a percentage of revenue decreased to 8.5% during the three months ended September 30, 2026, compared to 10.1% in the same period in 2025, primarily due to the lagging effect of completing renewables projects that experienced operational challenges. In addition, we have had lower than anticipated volumes in 2026, which led to higher relative carrying costs for equipment and personnel.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $109.0 million during the quarter ended September 30, 2026, an increase of $11.3 million compared to 2025. SG&A expense as a percentage of revenue increased to 5.6% in the third quarter of 2026, compared to 4.5% in the third quarter of 2025 primarily driven by lower revenue and additional SG&A from the PayneCrest acquisition.

Interest expense, net for the quarter ended September 30, 2026, was $14.3 million compared to $7.0 million for the quarter ended September 30, 2025. The increase of $7.3 million was primarily due to higher average debt and accounts receivable securitization facility balances, partially offset by a lower average interest rate. Interest expense, net for the full year 2026 is expected to be between $43 million and $47 million.

The effective tax rate on income for the nine months ended September 30, 2026, of 30.3% differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses, partially offset by discrete tax benefits for equity compensation in the first nine months. We recorded income tax expense for the nine months ended September 30, 2026, of $19.3 million compared to $88.9 million for the nine months ended September 30, 2025. The $69.6 million decrease in income tax expense is primarily driven by lower pre-tax income.

Outlook

The Company is updating its estimates for the year ending December 31, 2026. Net income is expected to be between $65.2 million and $73.2 million, or $1.20 and $1.35 per diluted share. Adjusted EPS is estimated in the range of $2.10 to $2.25 per diluted share. Adjusted EBITDA for the full year 2026 is expected to range from $290.0 million to $310.0 million.

The Company is targeting SG&A expenses as a percentage of revenue in the low 6.0% range for the full year 2026. The Company’s targeted gross margins by segment are 10.0% to 12.0% for the Utilities segment and 6.0% to 8.0% for the Energy segment for the full year 2026. The Company expects its effective tax rate for 2026 to be approximately 33.0%, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	September 30, 2026		December 31, 2025
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$70.9	$70.9	$96.1	$96.1
MSA Backlog	2,372.2	8,008.0	1,904.8	6,327.3
Backlog	$2,443.1	$8,078.9	$2,000.9	$6,423.4

Energy
Fixed Backlog (1)	$3,709.6	$5,498.2	$3,081.7	$4,889.8
MSA Backlog	222.5	490.8	208.8	632.1
Backlog	$3,932.1	$5,989.0	$3,290.5	$5,521.9

Total
Fixed Backlog	$3,780.5	$5,569.1	$3,177.8	$4,985.9
MSA Backlog	2,594.7	8,498.8	2,113.6	6,959.4
Backlog	$6,375.2	$14,067.9	$5,291.4	$11,945.3

(1)	Total Fixed Backlog as of September 30, 2026, includes approximately $593.6 million as a result of the PayneCrest acquisition.

Total backlog as of September 30, 2026, was $14.1 billion, including Utilities backlog of approximately $8.1 billion and Energy backlog of $6.0 billion. The increase in total backlog of $2.1 billion from year end 2025 is primarily due to the increase in Utilities MSA backlog and Fixed Backlog in the Energy segment including natural gas generation and electrical construction services backlog from PayneCrest.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At September 30, 2026, the Company had $203.5 million of unrestricted cash and cash equivalents. In the third quarter of 2026, capital expenditures were approximately $42.1 million, including $30.5 million in construction equipment purchases and $9.2 million on facilities. Capital expenditures for the nine months ended September 30, 2026, were approximately $92.4 million, including $61.5 million in construction equipment purchases and $22.3 million on facilities. For the remaining three months of 2026, capital expenditures are expected to total between $30.0 million and $40.0 million, which includes $20.0 million to $30.0 million for equipment.

The Company also announced that on October 30, 2026, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on December 31, 2026, payable on approximately January 15, 2027. During the three months ended September 30, 2026 the Company purchased 1,330,627 shares of common stock, which in the aggregate equaled $100.0 million, at a weighted average purchase price of $75.15 per share. As of September 30, 2026, we had repurchased the full $150.0 million authorized under our legacy share purchase program.

The Company also announced that on October 30, 2026, its Board of Directors authorized a share purchase program under which Primoris may, from time to time and depending on market conditions, share price and other factors, acquire shares of its common stock on the open market or in privately negotiated transactions up to an aggregate purchase price of $250.0 million.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Wednesday, November 4, 2026, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Koti Vadlamudi, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Interested parties are invited to dial-in: North America (toll free) +1 833-461-5787; International (toll) +1 585-542-9983; UK (toll free) +44 808 196 8935; Meeting ID (required for call access): 352 346 516. A link to the webcast will be accessible from the “Investors” section of the Company’s website at www.prim.com.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, effects of regulation and the economy, generally. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates;

governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan and other geopolitical tensions, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments, including risks arising from the inability to successfully integrate acquired businesses; possible information technology interruptions, cybersecurity breaches and threats, and inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; and the loss of one or a few clients that account for a significant portion of the Company's revenues; and asset impairments. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Senior Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue	$1,952.4	$2,178.4	$5,200.5	$5,717.3
Cost of revenue	1,747.7	1,942.7	4,778.7	5,079.2
Gross profit	204.7	235.7	421.8	638.1
Selling, general, and administrative expenses	109.0	97.7	321.1	301.7
Transaction and related costs	0.8	1.0	8.2	2.4
Operating income	94.9	137.0	92.5	334.0
Other income (expense):	—	—	—	—
Foreign exchange gain, net	0.1	0.9	0.4	0.2
Other (expense) income, net	(0.1)	0.1	0.4	0.2
Interest expense, net	(14.3)	(7.0)	(29.4)	(22.3)
Income before provision for income taxes	80.6	131.0	63.9	312.1
Provision for income taxes	(29.3)	(36.4)	(19.3)	(88.9)
Net income	$51.3	$94.6	$44.6	$223.2

Dividends per common share	$0.08	$0.08	$0.24	$0.24

Earnings per share:
Basic	$0.96	$1.75	$0.83	$4.14
Diluted	$0.95	$1.73	$0.82	$4.07

Weighted average common shares outstanding:
Basic	53.5	54.0	53.9	53.9
Diluted	54.1	54.8	54.5	54.8

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	September 30,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$203.5	$535.5
Accounts receivable, net	935.0	723.4
Contract assets	880.6	936.9
Prepaid expenses and other current assets	137.5	137.8
Total current assets	2,156.6	2,333.6
Property and equipment, net	561.6	531.2
Operating lease assets	484.2	488.9
Intangible assets, net	361.7	190.2
Goodwill	1,051.5	856.9
Other long-term assets	12.6	7.0
Total assets	$4,628.2	$4,407.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$720.8	$744.3
Contract liabilities	680.2	633.6
Accrued liabilities	439.5	405.4
Dividends payable	4.2	4.3
Current portion of long-term debt	42.5	60.9
Total current liabilities	1,887.2	1,848.5
Long-term debt, net of current portion	741.8	409.0
Noncurrent operating lease liabilities, net of current portion	307.0	325.6
Deferred tax liabilities	54.4	71.4
Other long-term liabilities	82.1	72.3
Total liabilities	3,072.5	2,726.8
Commitments and contingencies
Stockholders’ equity
Common stock	—	—
Additional paid-in capital	141.5	296.9
Retained earnings	1,417.3	1,385.6
Accumulated other comprehensive loss	(3.1)	(1.5)
Total stockholders’ equity	1,555.7	1,681.0
Total liabilities and stockholders’ equity	$4,628.2	$4,407.8

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2026	2025
Cash flows from operating activities:
Net income	$44.6	$223.2
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	88.5	67.7
Stock-based compensation expense	15.6	14.9
Gain on sale of property and equipment	(14.5)	(18.7)
Other non-cash items	1.5	1.7
Changes in assets and liabilities:
Accounts receivable	(116.5)	(205.8)
Contract assets	81.1	(184.7)
Other current assets	(6.1)	(38.4)
Other long-term assets	(1.1)	(0.3)
Accounts payable	(73.5)	322.2
Contract liabilities	(26.7)	9.9
Operating lease assets and liabilities, net	(1.5)	(2.9)
Accrued liabilities	8.2	130.8
Other long-term liabilities	9.3	7.9
Net cash provided by operating activities	8.9	327.5
Cash flows from investing activities:
Purchase of property and equipment	(92.4)	(108.2)
Proceeds from sale of assets	21.0	27.0
Proceeds from repayment of note receivable	8.0	3.0
Cash paid for acquisitions, net of cash acquired	(404.7)	—
Net cash used in investing activities	(468.1)	(78.2)
Cash flows from financing activities:
Proceeds from issuance of debt	411.8	—
Payments on long-term debt	(33.5)	(312.6)
Borrowings under revolving line of credit	370.0	—
Payments on revolving line of credit	(370.0)	—
Payments on pledged accounts receivable under securitization facility	(62.5)	—
Proceeds from pledge of accounts receivable under securitization facility	—	62.5
Payments related to tax withholding for stock-based compensation	(21.2)	(11.0)
Stock purchases	(150.0)	—
Dividends paid	(13.0)	(12.9)
Other	(5.5)	(0.6)
Net cash provided by (used in) financing activities	126.1	(274.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.9	1.2
Net change in cash, cash equivalents and restricted cash	(332.2)	(24.1)
Cash, cash equivalents and restricted cash at beginning of the period	541.3	461.4
Cash, cash equivalents and restricted cash at end of the period	$209.1	$437.3

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Millions, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring charges; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	a	2026	2025
Net income as reported (GAAP)	$51.3	$94.6		$44.6	$223.2
Non-cash stock-based compensation	4.7	4.5		15.6	14.9
Transaction/integration and related costs	0.8	1.0		8.2	2.4
Amortization of intangible assets	13.5	4.3		27.9	13.5
Amortization of debt issuance costs	0.4	0.6		1.5	1.7
COO severance costs	—	—		0.6	—
CEO severance costs	—	—		—	2.1
Impairment of assets	—	1.4		—	1.4
Income tax impact of adjustments (1)	(5.8)	(3.3)		(16.0)	(10.3)
Adjusted net income	$64.9	$103.1		$82.4	$248.9
Weighted average shares (diluted)	54.1	54.8		54.5	54.8
Diluted earnings per share	$0.95	$1.73		$0.82	$4.07
Adjusted diluted earnings per share	$1.20	$1.88		$1.51	$4.54

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Millions)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring charges; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	a	2026	2025
Net income as reported (GAAP)	$51.3	$94.6		$44.6	$223.2
Interest expense, net	14.3	7.0		29.4	22.3
Provision for income taxes	29.3	36.4		19.3	88.9
Depreciation and amortization	34.0	23.8		88.5	67.7
EBITDA	128.9	161.8		181.8	402.1
Non-cash stock-based compensation	4.7	4.5		15.6	14.9
Transaction/integration and related costs	0.8	1.0		8.2	2.4
COO severance costs	—	—		0.6	—
CEO severance costs	—	—		—	2.1
Impairment of assets	—	1.4		—	1.4
Adjusted EBITDA	$134.4	$168.7		$206.2	$422.9

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2026

(In Millions)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$65.2	$73.2
Non-cash stock-based compensation	20.5	20.5
Amortization of intangible assets	41.5	41.5
Amortization of debt issuance costs	2.0	2.0
Transaction/integration and related costs	9.1	9.1
COO severance costs	0.6	0.6
Income tax impact of adjustments (1)	(24.6)	(24.6)
Adjusted net income	$114.3	$122.3
Weighted average shares (diluted)	54.3	54.3
Diluted earnings per share	$1.20	$1.35
Adjusted diluted earnings per share	$2.10	$2.25

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2026

(In Millions, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$65.2	$73.2
Interest expense, net	43.0	47.0
Provision for income taxes	32.1	36.1
Depreciation and amortization	119.5	123.5
EBITDA	$259.8	$279.8
Non-cash stock-based compensation	20.5	20.5
Transaction/integration and related costs	9.1	9.1
COO severance costs	0.6	0.6
Adjusted EBITDA	$290.0	$310.0